Exhibit 99.1

Vaxart Provides Business Update and Reports Third Quarter 2025 Financial Results

Entered into an exclusive license agreement with Dynavax for the Company’s COVID-19 oral pill vaccine candidate for potential cumulative proceeds of up to $700 million plus royalties

Completed enrollment of approximately 5,400 participants in COVID-19 Phase 2b trial with topline data expected in late 2026; Topline data from 400-person sentinel cohort anticipated in the first quarter of 2026

Reported additional supportive data from Phase 1 clinical trial evaluating Company’s second-generation oral norovirus vaccine constructs, demonstrating potential for improved protection against infection; Company continues to explore partnership opportunities

Cash, cash equivalents and investments of $28.8 million as of September 30, 2025; Current runway extended into second quarter of 2027

Conference call today at 4:30 p.m. ET

Live stockholder fireside chat scheduled on November 18, 2025 at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., November 13, 2025 — Vaxart, Inc. (OTCQX: VXRT) (“Vaxart or “the Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced its business update and financial results for the third quarter of 2025.

“Our commitment at Vaxart is to advance the science of our novel, oral vaccine platform,” said Steven Lo, Chief Executive Officer of Vaxart. “The collaboration agreement with Dynavax is an important step forward in realizing this goal as it both brings in a proven partner to the future development and commercialization of our oral COVID-19 vaccine candidate and enhances our financial position. Following the completed enrollment of approximately 5,400 participants in our COVID-19 Phase 2b trial, we are on track to report multiple datasets in 2026 that we believe will provide useful insights and a strong foundation of evidence that could further validate our platform.”

“Additionally, we showcased positive topline results from our Phase 1 trial demonstrating that our second-generation oral pill norovirus vaccine constructs produced much stronger antibody responses than our first-generation constructs at various medical meetings globally. We continue to explore value-creating partnership opportunities for our norovirus candidate as well as our HPV and flu programs, which have demonstrated promising data in preclinical and clinical studies.”

Recent Business Highlights

COVID-19 Vaccine Developments

●	In November 2025, entered into an exclusive, worldwide license and collaboration agreement with Dynavax Technologies Corporation, for the rights to the Company’s COVID-19 oral vaccine candidate.
o	Received an upfront license fee of $25 million plus a $5 million equity investment at a per share price premium to market pursuant to the terms of a securities purchase agreement.
o

Dynavax will receive an exclusive, worldwide license to develop and commercialize oral COVID-19 vaccines based on Vaxart’s delivery platform. Vaxart will retain full operational and financial responsibility for the oral COVID-19 vaccine program through the completion of the ongoing Phase 2b clinical trial and the subsequent End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA);

o

In addition, after receiving the results of the Phase 2b clinical trial, Dynavax will pay an additional fee of $50 million to Vaxart, unless Dynavax elects not to assume responsibility for continued clinical development of the oral COVID-19 vaccine program (in which case, the license agreement will terminate); and

o

In addition, if Dynavax elects to assume responsibility for the continued development of the oral COVID-19 program, Vaxart may be entitled to receive up to $195 million in potential future regulatory milestone payments, up to $425 million in potential future net sales milestone payments, and tiered royalties at rates in the low-to-mid teens on potential future net sales of oral COVID-19 vaccines.

●

Vaxart completed enrollment of approximately 5,400 participants for the COVID-19 Phase 2b trial. Vaxart continues all work as planned with the per protocol follow-up of all participants dosed. Participants are being monitored for up to 12 months post-vaccination to assess safety, immunogenicity, and efficacy.

o	Topline data is anticipated in late 2026.
o	Data from the 400-person sentinel cohort is anticipated in the first quarter of 2026.
o	As of September 30, 2025, the Company has received $125.9 million of cash payments associated with this award.

Norovirus Vaccine Developments

●	In September 2025, Vaxart announced additional Phase 1 data supporting the potential efficacy of its second-generation norovirus oral pill vaccine candidate.
o

Research demonstrated that second-generation constructs induce robust increases in fecal IgA, which was shown to be correlated with protection against infection in the company’s previous Phase 2b challenge study. Vaxart intends to publish the complete results of this study in a peer-reviewed journal.

o	Data was presented at the 9th International Calicivirus Conference, World Vaccine Congress and IDWeek 2025.
o	Pending a partnership or other funding, Vaxart expects to initiate the next clinical trial in 2026.

Financial Results for the Third Quarter Ended September 30, 2025

●

Cash, cash equivalents and investments totaled $28.8 million as of September 30, 2025. With the receipt of the upfront payment from Dynavax, Vaxart currently anticipates cash runway into the second quarter of 2027. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

●

Revenue for the third quarter of 2025 was $72.4 million, compared to $4.9 million for the third quarter of 2024. Revenue in the third quarter of 2025 and the third quarter of 2024 were primarily from government contracts related to the BARDA contract awarded in June 2024.

●

Research and development expenses were $75.9 million for the third quarter of 2025, compared to $15.1 million for the third quarter of 2024. The increase is primarily due to an increase in clinical trial expenses related to Vaxart’s COVID-19 vaccine candidate, partially offset by a decrease in preclinical, manufacturing expenses and personnel costs.

●	General and administrative expenses were $4.3 million for the third quarter of 2025, compared to $4.3 million for the third quarter of 2024.
●

Vaxart reported a net loss of $8.1 million for the third quarter of 2025, compared to $14.1 million for the third quarter of 2024. Net loss per share for the third quarter of 2025 was $0.04, compared to a net loss of $0.06 per share for the third quarter of 2024.

Conference Call Details

The Vaxart senior management team will host a conference call to discuss the business update and financial results for the third quarter of 2025 today, beginning at 4:30 p.m. ET.

Webcast: Click here
Date: Thursday, November 13, 2025 – 4:30 p.m. ET
Domestic: (877) 407-0832
International: (201) 689-8433
Conference ID: 13756391

A replay of the webcast will be available for 30 days on Vaxart’s website at www.vaxart.com following the conclusion of the event.

Stockholder Fireside Chat

Vaxart senior management will host a live stockholder fireside chat to answer frequently asked stockholder questions on Tuesday, November 18, 2025 at 4:30 p.m. ET.

A live webcast of the fireside chat will be available on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; that the stop work order discussed above may result in further work on the COVID-19 Phase 2b trial being suspended or terminated; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations:

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481

Vaxart, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2025	2024
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$16,880	$25,229
Short-term investments	11,913	26,494
Accounts receivable	42,716	5,761
Unbilled receivable from government contracts	43,229	6,208
Prepaid expenses and other assets	3,456	5,407
Property and equipment, net	6,064	8,705
Prepaid clinical services, long-term	60,116	60,116
Right-of-use assets, net	17,097	20,404
Intangible assets, net	3,009	3,557
Goodwill	4,508	4,508
Total assets	$208,988	$166,389

Liabilities and stockholders’ equity
Accounts payable	$53,075	$6,963
Deferred government revenue	64,828	65,400
Accrued and other liabilities	45,371	11,817
Operating lease liability	15,444	17,526
Liability related to sale of future royalties	3,514	5,758
Total liabilities	182,232	107,464
Stockholders’ equity	26,756	58,925
Total liabilities and stockholders’ equity	$208,988	$166,389

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2024, included on the Form 10-K filed with the Securities and Exchange Commission on March 20, 2025.

Vaxart, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except share and per share amounts)

Revenue	$72,413	$4,933	$133,019	$13,515
Operating expenses:
Research and development	75,947	15,066	156,426	51,559
General and administrative	4,277	4,342	13,942	16,757
Total operating expenses	80,224	19,408	170,368	68,316
Operating loss	(7,811)	(14,475)	(37,349)	(54,801)
Other (expense) income, net	(313)	413	(1,237)	(78)
Loss before income taxes	(8,124)	(14,062)	(38,586)	(54,879)
Provision for income taxes	17	18	132	84
Net loss	$(8,141)	$(14,080)	$(38,718)	$(54,963)
Net loss per share, basic and diluted	$(0.04)	$(0.06)	$(0.17)	$(0.28)
Shares used in computing net loss per share, basic and diluted	228,926,340	227,452,883	228,405,929	193,655,660